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EXHIBIT 10.8(b)


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of the 15/th/ day of May 2002, by and between DAVID E. ULLMAN ("Employee") and JOS. A. BANK CLOTHIERS, INC. ("Employer" or "Company").

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Employer hereby agrees to employ Employee as an Executive Vice President, and Employee hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth:

     1. EMPLOYMENT PERIOD. Subject to earlier termination as set forth in this Agreement, the period of employment under this Agreement (the "Employment Period") shall be for approximately two years beginning February 3, 2002 (the "Start Date") and ending January 31, 2004.

     2. DUTIES AND RESPONSIBILITIES.

      2.1 General. During the Employment Period, Executive shall (i) have the title of Chief Financial Officer- Executive Vice President and (ii) devote substantially all of his business time and expend his best efforts, energies and skills to the business of the Company. Executive shall perform such duties, consistent with his status as Executive Vice President, as he may be assigned from time to time by Employer's Chief Executive Officer (the "Chief Executive Officer").

     2.2 Location of Executive Office. The Company will maintain its principal executive offices at a location in the Baltimore, Maryland metropolitan area. Executive shall not be required to perform services for the Company at any other location, except for services rendered in connection with reasonably required travel on Company business.

     3. COMPENSATION AND RELATED MATTERS

         3.1 Base Salary. Employer shall pay to Executive during the Employment Period an annual base salary (the "Base Salary") of $225,000. The Base Salary for each year shall be payable in installments in accordance with the Company's policy on payment to executives in effect from time to time.

         3.2 Annual Bonus. For fiscal year 2002 (ending on or about January 31,
2003) and for each other fiscal year that begins during the Employment Period (each such fiscal year, a "Bonus Year"), Executive shall be eligible to receive a bonus of up to 50% of Base Salary (each, a "Bonus") conditioned upon the satisfaction of (a) Company performance goals established by the Compensation Committee of the Board of Directors of the Company (the "Committee") for such Bonus Year and (b) personal performance goals submitted by the Executive to, and approved by, the Chief Executive Officer and the Committee for such Bonus Year. Company and personal performance goals are herein referred to collectively as the "Performance Goals". The Performance Goals for each Bonus Year shall be established as soon as possible following the

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beginning of such Bonus Year. The Bonus earned for any Bonus Year shall be payable promptly following the determination thereof, but in no event later than 90 days following the end of each Bonus Year. If (a) the Employment Period shall expire or terminate and (b) Employee is entitled to payment of a bonus pursuant to Section 5 hereof, the Bonus payable for the Bonus Year in which the Employment Period terminates or expires shall equal the Bonus that would have been paid had the Employment Period not so terminated or expired, multiplied by a fraction, the numerator of which shall be the number of days of the Employment Period within the Bonus Year and the denominator of which shall be 365. For the purposes of determining the amount of Bonus payable pursuant to the immediately preceding sentence, it shall be assumed that all conditions to payment based upon performance by the Executive (e.g. personal performance goals) have been satisfied. Notwithstanding anything to the contrary contained herein or in the Employer's Bonus Plan, in the event (y) the Employment Period shall end for any reason whatsoever on a day prior to payment to Executive of a Bonus for the last full Bonus Year contained within the Employment Period, and (z) Executive would have been entitled to receive a Bonus for such last full Bonus Year had the Employment Period not ended - then, Employer shall pay to Executive the Bonus for such last full Bonus Year as and when such Bonus would have been paid had the Employment Period not ended.

         3.3 Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's senior management employees (other than those provided under or pursuant to separately negotiated employment agreements or arrangements).

         3.4 Vacation. Executive shall be entitled to 20 days of vacation during each 12-month vacation accrual period, which days shall accrue in accordance with the Company's vacation policy in effect from time to time for its senior executive officers. Vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement. The number of vacation days shall be prorated for any 12-month vacation accrual period not wholly within the Employment Period. Upon termination of Executive's employment pursuant to Section 4 for any reason whatsoever, Employer shall pay Executive, in addition to any termination compensation provided for under Section 5, an amount equivalent to Executive's per diem compensation at the then-current Base Salary rate multiplied by the number of unused vacation days, including any carry-over, accrued by Executive as of the date of termination.

         3.5 Car. In addition to such other compensation as may be due and payable hereunder, Employer shall lease for the use of Executive a car with payments not less than those in effect on the date hereof and shall be responsible for the cost of operating, insuring and maintaining such car.

     4. TERMINATION OF EMPLOYEMNT PERIOD.

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         4.1. Termination without Cause or Good Reason. Employer or Employee may terminate the Employment Period at any time without cause or without good reason upon 60 days notice. Notwithstanding the forgoing, Employer shall have the right to terminate the Employment Period without cause upon less than 60 days notice by paying to Executive, in addition to such other termination compensation as may be payable pursuant to Section 5.1, an amount equal to Executive's then-current per diem Base Salary multiplied by the difference between 60 and the number of days notice given.

         4.2 Termination by Employer for Cause. Employer may terminate the Employment Period in accordance with this Section 4.2 at any time for cause. For the purpose of this Section 4.2, "cause" shall mean any of the following:

               a) the conviction of Executive in a court of competent jurisdiction of a crime constituting a felony in such jurisdiction involving money or other property of the Company or any of its affiliates or any other felony or offense involving moral turpitude;

               b) the willful commission of an act not approved of or ratified by the Chief Executive Officer involving a material conflict of interest or self-dealing relating to any material aspect of the Company's business or affairs;

               c) the willful commission of any act of fraud or misrepresentation (including the omission of material facts) provided that such act relates to the business of the Company and would materially and negatively impact upon the Company; or

               d) the willful and material failure of Executive to comply with the lawful orders of the Chief Executive Officer, provided such orders are consistent with Executive's duties, responsibilities and/or authority as Executive Vice President of the Company.

         In the event Employer shall elect to pursue a termination for cause, Employer shall deliver to Executive a written notice from the Chief Executive Officer setting forth with reasonable particularity the grounds upon which the Chief Executive Officer has found cause for termination. In the event such grounds are predicated upon acts or omissions as set forth in paragraphs (b),
(c) or (d) above, Executive shall have thirty (30) days, or such longer period as may be necessary provided Executive has commenced and is diligently proceeding, to cure or eliminate the cause for termination. In the event Executive has failed to timely cure or eliminate the cause for termination as set forth in the immediately preceding sentence, or in the event the grounds for termination are predicated upon conviction of Executive as set forth in paragraph (a) above, the Company, acting by and through the Chief Executive Officer, shall have the right to immediate terminate Executive for cause.

         4.3. Termination by Employee for Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period effective immediately for "good reason". For the purposes hereof, "good reason" means any material breach by Employer of any provision of this Agreement which, if susceptible of being cured, is not cured within 30 days of delivery of notice thereof to Employer by Executive; it being agreed,

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however, that the foregoing 30 day cure period shall not be applicable to any failure to pay timely (or any reduction in) compensation or benefits paid or payable to Executive pursuant to the provisions of Section 3 hereof. Without limitation of the generality of the foregoing, each of the following shall be deemed to be a material breach of this Agreement by Employer: (x) any failure to pay timely (or any reduction in) compensation (including benefits) paid or payable to Executive pursuant to the provisions of Section 3 hereof; (y) any reduction in the duties, responsibilities or perquisites of Executive as provided in this Agreement and (z) any transfer of the Company's principal executive offices outside the geographic area described in Section 2.2 hereof or requirement that Executive principally perform his duties outside such geographic area.

     4.4 Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity (including alcoholism or drug addiction), Executive shall be unable to perform his material duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 270 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his material duties hereunder pursuant hereto, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties, provided, that if Employer and Executive cannot agree upon such physician, such physician shall be designated by the then acting President of the Baltimore City Medical Society, and if for any reason such President shall fail or refuse to designate such physician, such physician shall, at the request of either party, be designated by the American Arbitration Association. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

     4.5 Death. The Employment Period shall end on the date of Executive's death.

     5. TERMINATION COMPENSATION; NON-COMPETE

         5.1 Termination Without Cause by Employer or for Good Reason by Executive. If the Employment Period is terminated by Employer pursuant to the provisions of Section 4.1 hereof or by Executive pursuant to the provisions of
Section 4.3 hereof, Employer will pay to Executive (a) Base Salary for a period of eighteen (18) months following the date of termination (calculated at the Base Salary rate in effect as of the date of termination) payable in equal installments at the times Base Salary would have been paid had the Employment Period not been terminated; (b) when and if due pursuant to the provisions of
Section 3.2 hereof, the prorated Bonus for the then current Bonus Year and (c) if applicable, the Bonus for the last full Bonus Year pursuant to Section 3.2. Employer shall have no obligation to continue any other benefits provided for in
Section 3 past the date of termination, except as provided in Section 3.4.

         5.2 Certain Other Terminations. If the Employment Period is terminated by Employer pursuant to the provisions of Section 4.2, by Executive pursuant to
Section 4.1, for Disability pursuant to the provisions of Section 4.4 or as a result of the death of Executive as set forth in Section 4.5, Employer shall pay to Executive (a) Base Salary through the date of termination, (b) in the case of termination as a result of a Disability or the death of Executive, when and if due

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pursuant to provisions of Section 3.2, the prorated Bonus for the Bonus Year in which the date of termination occurred and (c) if applicable, the Bonus for the last full Bonus Year pursuant to Section 3.2. Employer shall have no obligation to continue any other benefits provided for in Section 3 past the date of termination, except as provided in Section 3.4.

         5.3 Expiration at Election of Employer. If the Employment Period expires on its then stated expiration date without Employer having offered to Executive at least a one year renewal or extension of the Employment Period on its then current terms, Employer shall pay to Executive (a) Base Salary for the eighteen (18) month period following the date of termination (calculated at the Base Salary rate in effect as of the date of termination), payable in equal installments at the times Base Salary would have been paid had the Employment Period not been terminated, (b) when and if due pursuant to the provisions of
Section 3.2, the Bonus for the Bonus Year in which the Employment Period expired prorated as provided in said Section 3.2 and (c) if applicable, the Bonus for the last full Bonus Year pursuant to Section 3.2. Employer shall have no obligation to continue any other benefits provided for in Section 3 past the date of termination, except as provided in Section 3.4.

         5.4 No Other Termination Compensation. Executive shall not, except as set forth in this Section 5 and in Section 3.4, be entitled to any compensation following termination of the Employment Period, except as otherwise provided in any stock options granted by Employer to Executive.

         5.5 Mitigation. Executive shall not be required to mitigate the amount of any payments or benefits provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive as the result of Executive's employment by or consultancy or other association with any other person. Without any obligation of Employer to provide any benefits to Executive after termination of the Employment Period except as specifically set forth herein, any medical, dental or hospitalization insurance or other benefits provided to Executive with his employment by or consultancy with an unaffiliated person shall be primary to any benefits provided to Executive pursuant to this Agreement for the purposes of coordination of benefits.

         5.6 Non-Compete. For the 6 month period following the termination or expiration of the Employment Period for any reason whatsoever (other than a termination by Executive pursuant to Section 4.1, in which case the applicable period shall be one year), and for so long as Employer is making and the Executive is accepting the payments required to be made to Executive pursuant to this Section 5, Executive shall not, directly or indirectly, (i) engage in any activities that are in competition with the Company in any geographic area within 50 miles of the location of any Company store (owned or franchised) as of the date of termination of the Employment Period (provided that the foregoing geographic limitation shall also be construed to prohibit Executive from engaging in any catalogue business that focuses on the sale of men's clothing),
(ii) solicit any customer of the Company or (iii) solicit any person who is then employed by the Company or was employed by the Company within one year of such solicitation to (a) terminate his or her employment with the Company, (b) accept employment with anyone other than the Company, or (c) in any manner interfere with the business of the

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Company. Executive acknowledges and agrees that in the event of any violation or threatened violation by Executive of his obligations under the preceding, Employer shall be entitled to injunctive relief without any necessity to post bond. Executive acknowledges and agrees that the Company's catalogue business is competitive with retail store business offering similar product lines. Without limiting the generality of the foregoing, a business shall be considered to be "in competition with the Company" if such business (y) is a retailer which derives more than 35% of its gross revenue from the sale of men's apparel (e.g. Brooks Brothers, Men's Wearhouse); or (z) distributes anywhere in the United States a catalog which derives more than 35% of its gross revenue from the sale of men's apparel. A department store shall not be considered to be "in competition with the Company" for the purposes of this Agreement.

6.       Indemnification

         The Company shall indemnify and hold Executive harmless from and against any expenses (including attorneys' fees of the attorneys selected by Executive to represent him, which shall be advanced as incurred), judgements, fines and amounts paid in settlement incurred by him by reason of his being made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of any act or omission to act by Executive during the Employment Period or otherwise by reason of the fact that he is or was a director or officer of Employer or any subsidiary or affiliate included as a part of the Company, to the fullest extent and in the manner set forth and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. The provisions of this Section 6 shall survive any termination of the Employment Period or any deemed termination of this Agreement.

7.       Miscellaneous

         7.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, be registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer:   Jos. A. Bank Clothiers, Inc.
                  500 Hanover Pike
                  Hampstead, Maryland 21074-2095
                  Attn:  Secretary

If to Executive:  Mr. David E. Ullman
                  Jos. A. Bank Clothiers, Inc.
                  500 Hanover Pike
                  Hampstead, Maryland 21074-2095

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         7.2  Legal Fees. The Company shall pay the reasonable legal fees and expenses incurred by Executive in connection with any amendment or modification hereof or enforcement of Executive's rights hereunder.

         7.3 Taxes. Employer is authorized to withhold from any compensation or benefits payable hereunder to Executive such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgement of Employer to comply with applicable laws and regulations.

         7.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed therein.

         7.5 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Baltimore, Maryland in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitration award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until expiration of the Employment Period during the pendency of any arbitration.

         7.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

         7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         7.8 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

         7.9 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

         7.10 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns.

         7.11 Prior Agreement. This Agreement is an amendment and restatement of the certain Amended and Restated EmploymentAgreement, dated as of September 19, 1997, which prior

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employment agreement is superceded in its entirety hereby and is not longer of any force or effect.



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JOS. A. BANK CLOTHIERS, INC.

By:   /s/: Robert N. Wildrick                             /s/: David E. Ullman
    --------------------------------                     ----------------------
      Robert N. Wildrick,                                  DAVID E. ULLMAN
      Chief Executive Officer

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